Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-150466, 333-159914, and 333-165347 each on Form S-8 of our report dated March 1, 2011, relating to the consolidated financial statements of SoundBite Communications, Inc., appearing in this Annual Report on Form 10-K of SoundBite Communications, Inc. for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 1, 2011